Exhibit 10.1

CREDIT AGREEMENT
Dated as of May 22, 2018
among
REXFORD INDUSTRIAL REALTY, L.P.,
as Borrower,
REXFORD INDUSTRIAL REALTY, INC.,
as Parent,
CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent
and
The Other Lenders Party Hereto

CAPITAL ONE, NATIONAL ASSOCIATION,
as
Sole Lead Arranger and Bookrunner

BB&T CAPITAL MARKETS,
as
Syndication Agent

i

Article VI. Conditions Precedent		46
6.01	Conditions to Closing Date	46
6.02	Conditions to all Borrowings	47

Article VII. Representations and Warranties		48
7.01	Existence, Qualification and Power; Compliance with Laws	48
7.02	Authorization; No Contravention	48
7.03	Governmental Authorization; Other Consents	48
7.04	Binding Effect	48
7.05	Financial Statements; No Material Adverse Effect	48
7.06	Litigation	49
7.07	No Default	49
7.08	Ownership of Property; Liens	49
7.09	Environmental Compliance	49
7.10	Insurance	49
7.11	Taxes	49
7.12	ERISA Compliance.	50
7.13	Subsidiaries; Equity Interests	50
7.14	Margin Regulations; Investment Company Act.	51
7.15	Disclosure	51
7.16	Compliance with Laws	51
7.17	Taxpayer Identification Number	51
7.18	Solvency	51
7.19	REIT Status	51
7.20	OFAC	51
7.21	Anti-Corruption Laws	51
7.22	Unencumbered Properties	52
7.23	EEA Financial Institution	52

Article VIII. Affirmative Covenants		52
8.01	Financial Statements	52
8.02	Certificates; Other Information	53
8.03	Notices	55
8.04	Payment of Obligations	55
8.05	Preservation of Existence, Etc	55
8.06	Maintenance of Properties	56
8.07	Maintenance of Insurance	56
8.08	Compliance with Laws	56
8.09	Books and Records	56
8.10	Inspection Rights	56
8.11	Use of Proceeds	57
8.12	Environmental Matters	57
8.13	Keepwell	57
8.14	REIT Status	57
8.15	Further Assurances	57
8.16	Anti-Corruption Laws	57
8.17	Beneficial Ownership	57

Article IX. Negative Covenants		58
9.01	Liens	58
9.02	Investments	59
9.03	Fundamental Changes	59
9.04	Dispositions	60
9.05	Restricted Payments	60
9.06	Change in Nature of Business	61
9.07	Transactions with Affiliates	61
9.08	Burdensome Agreements	62
9.09	Use of Proceeds	62
9.10	Amendments of Organization Documents	62
9.11	Accounting Changes	62
9.12	Sanctions	62
9.13	Financial Covenants	62
9.14	ERISA Compliance	63
9.15	Anti-Corruption Laws	63

Article X. Events of Default and Remedies		64
10.01	Events of Default	64
10.02	Remedies Upon Event of Default	66
10.03	Application of Funds	66

Article XI. Administrative Agent		67
11.01	Appointment and Authority	67
11.02	Rights as a Lender	67
11.03	Exculpatory Provisions	67
11.04	Reliance by Administrative Agent	68
11.05	Delegation of Duties	68
11.06	Resignation of Administrative Agent.	68
11.07	Non-Reliance on Administrative Agent and Other Lenders	69
11.08	No Other Duties, Etc	70
11.09	Administrative Agent May File Proofs of Claim	70
11.10	Guaranty Matters	70

Article XII. Miscellaneous		71
12.01	Amendments, Etc	71
12.02	Notices; Effectiveness; Electronic Communication.	72
12.03	No Waiver; Cumulative Remedies; Enforcement	74
12.04	Expenses; Indemnity; Damage Waiver.	75
12.05	Payments Set Aside	76
12.06	Successors and Assigns.	77
12.07	Treatment of Certain Information; Confidentiality	80
12.08	Right of Setoff	81
12.09	Interest Rate Limitation	81
12.10	Counterparts; Integration; Effectiveness	82
12.11	Survival of Representations and Warranties	82
12.12	Severability	82

12.13	Replacement of Lenders	82
12.14	Governing Law; Jurisdiction; Etc.	83
12.15	Waiver of Jury Trial	84
12.16	No Advisory or Fiduciary Responsibility	84
12.17	Electronic Execution of Assignments and Certain Other Documents	85
12.18	USA PATRIOT Act	85
12.19	Time of the Essence	85
12.20	ENTIRE AGREEMENT	85
12.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	85

SCHEDULES
2.01	Commitments and Applicable Percentages
7.06	Litigation
7.09	Environmental Matters
7.13	Subsidiaries; Other Equity Investments; Equity Interests in Borrower
9.02	Existing Investments
12.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Unencumbered Property Report
F	U.S. Tax Compliance Certificates

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of May 22, 2018, among REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership (“Borrower”), REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent.
Administrative Agent and the Lenders desire to make available to Borrower a $150,000,000.00 term loan facility on the terms and conditions contained herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I.
Definitions and Accounting Terms
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Ground Lease” means each ground lease with respect to any Unencumbered Property executed by a member of the Consolidated Group, as lessee, (a) that has a remaining lease term (including extension or renewal rights) of at least twenty-five (25) years, calculated as of the date such Property becomes an Unencumbered Property, (b) that is in full force and effect, (c) is transferable and assignable either without the landlord’s prior consent or with such consent, which, however, will not be unreasonably withheld or conditioned by landlord, and (d) pursuant to which (i) no default or terminating event exists thereunder, and (ii) no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event thereunder.
“Adjusted EBITDA” means, as of any date, an amount equal to (a) the product of (i) EBITDA for the Consolidated Group for the last fiscal quarter of the most recently ended Calculation Period, multiplied by (ii) four (4) minus (b) the aggregate Annual Capital Expenditure Adjustment for all Properties owned or leased (as ground lessee) by the Consolidated Group as of the last day of such Calculation Period; provided that for purposes of this definition, in the case of any acquisition or Disposition of any direct or indirect interest in any Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group after the first day of such fiscal quarter, EBITDA and the aggregate Annual Capital Expenditure Adjustment will be adjusted in a manner reasonably acceptable to Administrative Agent (A) in the case of an acquisition, (I) by adding to EBITDA an amount equal to the acquired Property’s actual EBITDA (computed as if such Property was owned by the Consolidated Group for the entire fiscal quarter) generated during the portion of such fiscal quarter that such Property was not owned by the Consolidated Group, and (II) by treating such Property as being owned on the last day of such fiscal quarter, and (B) in the case of a Disposition, (I) by subtracting from EBITDA an amount equal to the actual EBITDA generated by such Property so disposed of during such fiscal quarter (computed as if such Property was Disposed of by the Consolidated Group prior to the first day of such fiscal quarter) and (II) by treating such Property as not being owned on the last day of such fiscal quarter.
“Administrative Agent” means Capital One in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as Administrative Agent may from time to time notify Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders, as adjusted from time to time in accordance with the terms of this Agreement, including, but not limited to, Section 2.04.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Annual Capital Expenditure Adjustment” means, with respect to any Property as of any date, an amount equal to the product of (a) $0.10 multiplied by (b) the aggregate net rentable area (determined on a square feet basis) of such Property.
“Applicable Margin” means:
(a)    Subject to clause (b) below, the following percentages per annum, based upon the Leverage Ratio as set forth in the most-recent Compliance Certificate received by Administrative Agent pursuant to Section 8.02(a):

Pricing Level	Leverage Ratio	Eurodollar Rate	Base Rate
1	< 35%	1.50%	0.50%
2	≥ 35% but < 40%	1.60%	0.60%
3	≥ 40% but < 45%	1.65%	0.65%
4	≥ 45% but < 50%	1.75%	0.750%
5	≥ 50% but < 55%	1.85%	0.85%
	≥ 55%	2.20%	1.20%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 8.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of Required Lenders, Pricing Level 6 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from the Closing Date until adjusted as set forth above shall be set at Pricing Level 1.
Notwithstanding anything to the contrary contained in this clause (a), the determination of the Applicable Margin under this clause (a) for any period shall be subject to the provisions of Section 2.08(b).

(b)    If Parent or Borrower obtains an Investment Grade Rating, Borrower may, upon written notice to Administrative Agent, make an irrevocable one time written election to exclusively use the below table based on the Debt Rating of Parent or Borrower (setting forth the date for such election to be effective), and thereafter the Applicable Margin shall be determined based on the applicable rate per annum set forth in the below table notwithstanding any failure of Parent or Borrower to maintain an Investment Grade Rating or any failure of Parent or Borrower to maintain a Debt Rating:

Debt Rating	Eurodollar Rate Applicable Margin	Base Rate Applicable Margin
≥ A-/A3	1.40%	0.40%
BBB+/Baa1	1.45%	0.45%
BBB/Baa2	1.55%	0.55%
BBB-/Baa3	1.80%	0.80%
<BBB-/Baa3	2.35%	1.35%

If at any time Parent and/or Borrower has only two (2) Debt Ratings, and such Debt Ratings are split, then: (a) if the difference between such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (b) if the difference between such Debt Ratings is two (2) ratings categories (e.g., Baal by Moody’s and BBB- by S&P), the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used. If at any time Parent and/or Borrower has three (3) Debt Ratings, and such Debt Ratings are split, then: (i) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (ii) if the difference between such Debt Ratings is two (2) ratings categories (e.g., Baal by Moody’s and BBB- by S&P or Fitch) or more, the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the ratings-based Applicable Margin shall be the rate per annum that would be applicable if the second highest Debt Rating of the three (3) were used.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by the principal amount of such Lender’s Loans at such time. If the Commitment of each Lender to make Loans have been terminated pursuant to Section 10.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Capital One, National Association in its capacity as sole lead arranger and bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by Capital One as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1%). The “prime rate” is a rate set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Capital One shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 8.02.
“Borrowing” means a borrowing consisting of simultaneous Loans from the Lenders of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative

Agent’s Office is located or Los Angeles, California and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Calculation Period” means, as of any date, the most recent four (4) fiscal quarter period ending on or prior to such date for which financial statements have been delivered or were required to be delivered pursuant to Section 8.01(a) or Section 8.01(b).
“Capitalization Rate” means six and one-quarter of one percent (6.25%).
“Capital One” means Capital One, National Association and its successors.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)    the passage of thirty (30) days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement (excluding any contract or arrangement which, by its terms, requires as a condition to the closing of such transaction that the Obligations under this Agreement (other than Unmatured Surviving Obligations) be refinanced or paid in full) that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities; or
(d)    Parent shall cease to be the sole general partner of Borrower; or
(e)    Parent shall cease to own, directly or indirectly, at least fifty percent (50%) of the issued and outstanding Equity Interests of Borrower; or
(f)    Borrower shall cease to own, directly or indirectly, all of the issued and outstanding Equity Interests in each Guarantor (other than Parent).
“Closing Date” means the first date all the conditions precedent in Section 6.01 are satisfied or waived in accordance with Section 12.01.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries, as determined in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary insolvency proceedings and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real property.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Debt Rating” means the long term unsecured senior, non-credit enhanced debt rating of Parent or Borrower by S&P, Moody’s or Fitch.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means when used with respect to Obligations, an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject to a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business as part of Property leasing operations) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, for the Consolidated Group, for any period, an amount (without duplication) equal to (a) Net Income of the Consolidated Group for such period, in each case, excluding (i) any non-recurring or extraordinary gains and losses for such period (including gains and losses on Dispositions not made in the ordinary course of business), (ii) any income or gain and any loss or expense in each case resulting from early extinguishment of Indebtedness, and (iii) any income or gain or any expense or loss resulting from a Swap Contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of Net Income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (including amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization, (iv) amounts deducted as a result of the application of FAS 141, (v) non-cash losses and expenses, and (vi) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP, plus (c) without duplication of amounts included in clauses (a) and (b) above with respect to Unconsolidated Affiliates, the amounts described in clauses (a) and (b) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate, minus (d) all cash payments made during such period on account of non-cash losses and expenses added to EBITDA pursuant to clause (b)(v) above in a previous period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Eligible Unencumbered Property” means, as of any date, each Property that meets the following criteria:
(a)    such property is primarily an industrial, light manufacturing, mixed or flex property;
(b)    such Property is located within the United States;
(c)    such Property is Wholly-Owned by Borrower or a Subsidiary that is a Subsidiary Guarantor (unless the Subsidiary Guarantors are released pursuant to Section 5.02) in fee simple or leased pursuant to an Acceptable Ground Lease;
(d)    if such Property is owned by a Subsidiary of Borrower that is not a Wholly-Owned Subsidiary, then (i) Borrower owns, directly or indirectly, at least ninety percent (90%) of the issued and outstanding Equity Interests of such Subsidiary, free and clear of any Liens (other than Permitted Liens), and (ii) such Subsidiary is Controlled (including control over operating activities of such Subsidiary and the ability of such Subsidiary to Dispose of, grant Liens in, or otherwise encumber assets, incur, repay and prepay Indebtedness, provide Guarantees and make Restricted Payments, in each case without any requirement for the consent of any other Person) exclusively by Borrower and/or one or more Subsidiaries of Borrower that are either Wholly Owned Subsidiaries or Subsidiaries that satisfy the requirements of this clause (d);
(e)    neither such Property nor any direct or indirect Equity Interests held by a member of the Consolidated Group in any Subsidiary that owns such Property is encumbered by or subject to any Lien, springing or contingent Lien, or Negative Pledge (other than Permitted Liens)
(f)    if such Property is owned by a Subsidiary, then neither such Subsidiary nor any direct or indirect Subsidiaries of Parent that are holders of Equity Interests in such Subsidiary may incur, Guarantee, or otherwise be liable for any Indebtedness (other than Unsecured Debt that is permitted under this Agreement);
(g)    except for restrictions set forth herein, in the Tax Matters Agreement, and in any future tax sharing agreement containing substantially the same restrictions as are set forth in the Tax Matters Agreement, Borrower or the applicable Subsidiary that owns such Property has the right to (i) Dispose of such Property, and (ii) create a Lien on such Property as security for Indebtedness of Borrower or such Subsidiary without the need to obtain any unfettered or entirely discretionary consent or approval by any Person;
(h)    such Property is not unimproved land or property under development; and
(i)    such Property is substantially free of all structural defects or major architectural deficiencies, title defects, material environmental conditions which are not being mitigated in accordance with applicable Law or present a material risk of economic impairment or liability beyond customary levels of environmental impact typically encountered with improved real property used for industrial or light manufacturing purposes, or other adverse matters that would materially impair the value of such Property.
“Engagement Letter” means, collectively, the mandate letter and fee letter each dated May 16, 2018, among Borrower and Capital One, National Association.
“Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action at any time threatened in writing, instituted,

or completed pursuant to any applicable Environmental Law against any member of the Consolidated Group or against or with respect to any Property or any condition, use, or activity on any Property (including any such action against Administrative Agent or any Lender), and any claim at any time threatened in writing or made by any Person against any member of the Consolidated Group or against or with respect to any Property or any condition, use, or activity on any Property (including any such claim against Administrative Agent or any Lender), relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Law.
“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“Environmental Liability” means, with respect to any member of the Consolidated Group, any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of such member of the Consolidated Group resulting from (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on any member of the Consolidated Group with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) by any Loan Party or any ERISA Affiliate from a Multiemployer Plan if any Loan Party has any potential liability therefor or receipt of notification that a Multiemployer Plan is in reorganization pursuant to Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430,

431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, as applicable; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency liabilities” has the meaning specified in Section 3.04(e).
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice (ii) to the extent such market practice is not administratively feasible for Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent, and (iii) if the Eurodollar Rate shall be less than zero (0), such rate shall be deemed to be zero (0) for purposes of any applicable portion of the Obligations that has not been identified by Borrower to Administrative Agent in writing as being subject to a Swap Contract.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 10.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.06(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means each of that certain (i) Second Amended and Restated Credit Agreement dated February 14, 2017 by and among Rexford Industrial Realty, L.P., and Citibank N.A., as administrative agent, and the lenders from time to time party thereto and (ii) Credit Agreement, dated as of January 14, 2016, among Rexford Industrial Realty, L.P., Rexford Industrial Realty Inc., PNC Bank, National Association, as administrative agent, and the other lenders from time to time party thereto, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(6)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of one percent (1/100 of 1%)) charged to Capital One on such day on such transactions as determined by Administrative Agent.
“Fitch” means Fitch, Inc. and any successor thereto.
“Fixed Charges” means, for the Consolidated Group, on a consolidated basis, for any period, the sum (without duplication) of (a) Interest Expense required to be paid in cash during such period, plus (b) scheduled principal payments on account of Indebtedness of the Consolidated Group (excluding any balloon payments on any Indebtedness, but only to the extent that the amount of such balloon payment is greater than the scheduled principal payment immediately preceding such balloon payment), plus (c) Restricted Payments paid in cash (other than to a member of the Consolidated Group) with respect to preferred Equity Interests of any member of the Consolidated Group, plus (d) the amounts described in clauses (a) and (b) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate, all for such period; provided that Fixed Charges for any such period shall be adjusted on a pro forma basis in a manner reasonably acceptable to Administrative Agent to reflect any Indebtedness incurred, assumed, repaid, retired or defeased, as the case may be, in connection with the acquisition or Disposition of any direct or indirect interest in any Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group during such period as though such Indebtedness was incurred, assumed, repaid, retired or defeased, as the case may be, on the first day of such period.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds from Operations” means, for the Consolidated Group for any period, the sum of (a) Net Income plus (b) depreciation and amortization expense determined in accordance with GAAP excluding amortization expense attributable to capitalized debt costs; provided that there shall not be included in such calculation (i) any proceeds of any insurance policy other than rental or business interruption insurance received by any member of the Consolidated Group, (ii) any gain or loss which is classified as “extraordinary” in accordance with GAAP, (iii) any capital gains and taxes on capital gains, (iv) income (or loss) associated with third-party ownership of non-controlling Equity Interests, and (v) gains or losses on the sale of discontinued operations.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 4.01.
“Guaranties” means the Subsidiary Guaranty and the Guaranty given by Parent pursuant to Article IV of this Agreement, and “Guaranty” means any one of the Guaranties.

“Guarantors” means, collectively, (a) Parent, (b) the Subsidiary Guarantors and (c) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, Borrower; and “Guarantor” means any one of the Guarantors.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Law.
“Immaterial Subsidiaries” means one (1) or more Subsidiaries of Parent (other than any Subsidiary Guarantor) whose assets that are used in the calculation of Total Asset Value do not exceed (a) two percent (2%) of Total Asset Value for any one (1) Subsidiary or (b) five percent (5%) of Total Asset Value in the aggregate for all such Subsidiaries, and “Immaterial Subsidiary” means any one of the Immaterial Subsidiaries.
“Increase Effective Date” has the meaning specified in Section 2.12(d).
“Indebtedness” means, for any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such instruments or agreements support financial, rather than performance, obligations;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables that are not past due for more than ninety (90) days, unless such obligations are being contested in good faith);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, provided, however, that preferred Equity Interests shall not be included as Indebtedness unless such Equity Interests are required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date; and
(h)    all Guarantees of such Person in respect of any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 12.04(b).
“Information” has the meaning specified in Section 12.07.
“Interest Expense” means, for the Consolidated Group, on a consolidated basis, for any period, without duplication, total interest expense determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates) for such period.
“Interest Payment Date” means: (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first (1st) Business Day of each calendar month and the Maturity Date.
“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months, or, subject to availability fourteen (14) days thereafter, as selected by Borrower in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Debt Rating of at least BBB-, Baa3 or BBB- by at least two (2) of S&P, Moody’s and Fitch, respectively.
“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Leverage Ratio” means, as of any date, the ratio of (a) Total Indebtedness to (b) Total Asset Value.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to any Property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to Borrower under Article II.
“Loan Documents” means this Agreement, each Note, the Subsidiary Guaranty, and the Engagement Letter.
“Loan Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.
“Loan Parties” means, collectively, Borrower, Parent, and each Subsidiary that owns an Unencumbered Property, and “Loan Party” means any one of the Loan Parties.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies of Administrative Agent or any Lender under any Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Credit Facility” means any agreement creating or evidencing Indebtedness for borrowed money (excluding any Non-Recourse Debt) by any member of the Consolidated Group or in respect of which any member of the Consolidated Group is an obligor or otherwise provides a Guarantee or other credit support (other than a guaranty of Customary Recourse Exceptions), in a principal amount outstanding or available for borrowing equal to or greater than $150,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).
“Maturity Date” means May 22, 2025.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Negative Pledge” means a provision of any agreement (other than this Agreement and any agreement in favor of the holders of Indebtedness that is pari passu with the Obligations that only prohibits creation of a Lien on Unencumbered Properties on terms no more onerous in any material respect than those set forth in this Agreement) that prohibits the creation of any Lien on any assets of a Person; provided, however, that the following shall not constitute a “Negative Pledge” for purposes of this Agreement: (a) an agreement that establishes a maximum ratio of Unsecured Debt to unencumbered assets, or of Secured Debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets; and (b) any requirement for the grant in favor of the holders of any Unsecured Debt of an equal and ratable Lien in connection with a pledge of any property or asset to secure the Obligations.
“Net Income” means the net income (or loss) of the Consolidated Group for any period; provided, however, that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary of Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary during such period, except that Parent’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of Parent, except that Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or a Subsidiary thereof as a Restricted Payment (and in the case of a Restricted Payment to a Subsidiary of Parent, such Subsidiary is not precluded from further distributing such amount to Parent as described in clause (b) of this proviso).
“Net Operating Income” means, for any Property for any period, an amount equal to (a) the aggregate gross revenues from the operations of such Property during such period from tenants that were in occupancy and paying rent during such period, minus (b) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such Property during such period (including accruals for real estate taxes and insurance, but excluding debt service charges, income taxes, depreciation, amortization, capital expenditures and expenses and other non-cash expenses), and (ii) an amount equal to the greater of (x) two and one-half percent (2.50%) of rents and (y) actual management fees paid in cash, which expenses and accruals shall be calculated in accordance with GAAP.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.01 and (b) has been approved by Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which recourse of the applicable holder of such Indebtedness for non-payment is limited to such holder’s Liens on a particular asset or group of assets (other than for Customary Recourse Exceptions).
“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that all references to “Obligations” in the Guaranties, and any other Guarantees, security agreement, or pledge agreements delivered to Administrative Agent to Guarantee, or create or evidence Liens securing, the Obligations shall, in addition to the foregoing, include all present and future indebtedness, liabilities, and obligations now or hereafter arising from, by virtue of, or pursuant to any Swap Contract that relates solely to the Obligations owed to any Person who was Administrative Agent, a Lender or an Affiliate of Administrative Agent or a Lender at the time such Swap Contract was entered into, excluding in each case Excluded Swap Obligations (as defined in the Subsidiary Guaranty).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Parent” has the meaning specified in the introductory paragraph hereto.
“Pari Passu Facility” means any Indebtedness in a principal amount equal to or greater than $100,000,000 of any member of the Consolidated Group that, prior to becoming Secured Debt, was included in Total Unsecured Debt for purposes of calculating the covenants set forth in Section 9.13(f) and (g), and any modifications, amendments, renewals, extensions, or restructurings of any such Indebtedness.
“Participant” has the meaning specified in Section 12.06(d).
“Participant Register” has the meaning specified in Section 12.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiple Employer Plan but not a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Liens” means Liens permitted by Section 9.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), other than a Multiemployer Plan, maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plan Assets” means the assets of an “employee benefit plan,” as defined in Section 3(3) of ERISA that is covered by Title I of ERISA or any “plan” defined in Section 4975(e) of the Code, as described in the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA.
“Platform” has the meaning specified in Section 8.02.
“Properties” means real estate properties owned by any member of the Consolidated Group, and “Property” means any one of the Properties.
“Proposed Modification” has the meaning specified in Section 12.01.
“Public Lender” has the meaning specified in Section 8.02.
“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Debt” means, for any Person, Indebtedness of such Person that is not Non-Recourse Debt; provided that Indebtedness of a single-purpose entity which is secured by substantially all of the assets of such single-purpose entity but for which there is no recourse to another member of the Consolidated Group (other than with respect to Customary Recourse Exceptions) shall not be considered Recourse Debt even if such Indebtedness is fully recourse to such single-purpose entity and unsecured Guarantees with respect to Customary Recourse Exceptions provided by a member of the Consolidated Group of mortgage loans to Subsidiaries or Unconsolidated Affiliates shall not be Recourse Debt as long as no demand for payment or performance thereof has been made.
“Register” has the meaning specified in Section 12.06(c).
“REIT” means any Person that qualifies as a “real estate investment trust” under Sections 856 through 860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Loans representing more than fifty percent (50%) of the Loans of all Lenders; provided that the Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided further that, in the event there are only two (2) Lenders, then for so long as there are only two (2) Lenders, “Required Lenders” means all Lenders that are not Defaulting Lenders at such time.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 6.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Debt” means, for any Person as of any date, Indebtedness of such Person that is secured by a Lien.
“Significant Acquisition” means the acquisition of one or more Properties or portfolios of Properties or operating businesses (a) in a single transaction for a purchase price of not less than ten percent (10%) of Total Asset Value as of the last day of the then most-recently ended Calculation Period, or (b) in two (2) transactions closed within a thirty (30) consecutive day period for an aggregate purchase price of not less than ten percent (10%) of Total Asset Value as of the last day of the most-recently ended Calculation Period.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 8.13).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” means, as of any date, all Subsidiaries of Borrower that have executed the Subsidiary Guaranty (or an addendum thereto in the form attached to the Subsidiary Guaranty), but excluding all Subsidiaries of Borrower that have been released from the Subsidiary Guaranty, and “Subsidiary Guarantor” means any one of the Subsidiary Guarantors.
“Subsidiary Guaranty” means the Guaranty Agreement executed by each Subsidiary Guarantor in favor of Administrative Agent, for the benefit of the Lenders, in form and substance reasonably acceptable to Administrative Agent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tangible Net Worth” means, for the Consolidated Group as of any date, (a) total equity on a consolidated basis determined in accordance with GAAP, minus (b) all intangible assets on a consolidated basis determined in accordance with GAAP plus (c) all accumulated depreciation determined in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Matters Agreement” means that certain Tax Matters Agreement entered into as of July 24, 2013, by and among Parent, Borrower and each limited partner of Borrower named therein.
“Total Asset Value” means, for the Consolidated Group as of any date, the sum of (without duplication) the following: (a) an amount equal to (i)(A) the aggregate Net Operating Income from all Properties owned or leased (as ground lessee) by the Consolidated Group for the then most recently ended Calculation Period, minus Net Operating Income attributable to all Properties that were sold or otherwise Disposed of during then most recently ended Calculation Period minus (B) the Annual Capital Expenditure Adjustment with respect to such Properties, divided by (ii) the Capitalization Rate; provided that in no event shall the amounts calculated in this clause (a) for any Property be less than zero (0); plus (b) in the case of any Property that is owned or leased (as ground lessee) for more than one (1) full fiscal quarter but less than four (4) full fiscal quarters, at Borrower’s election (which election shall be irrevocable) either (x) an amount equal to (i)(A) the Net Operating Income from such Property for the period from the first day of the first full fiscal quarter during which such Property was owned and operated through the end of the last fiscal quarter in the most recently ended Calculation Period, divided by the number of quarters in such period and multiplied by four (4) minus (B) the Annual Capital Expenditure Adjustment with respect to such Property, divided by (ii) the Capitalization Rate, or (y) the aggregate undepreciated book value in accordance with GAAP of such Property; provided that in no event shall the amounts calculated in this clause (b) for any Property be less than zero (0); plus (c) the aggregate undepreciated book value in accordance with GAAP of all Properties owned or leased (as ground lessee) by the Consolidated Group for less than one (1) full fiscal quarter and all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the Consolidated Group; plus (d) without duplication of the amounts included in clauses (a), (b), and (c) above with respect to Unconsolidated Affiliates, the amounts described in clauses (a), (b), and (c) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate; plus (e) all Unrestricted Cash; provided that the aggregate amount of Total Asset Value attributable to Investments in unimproved land holdings, construction in progress, mortgages, mezzanine loans, notes receivable and Unconsolidated Affiliates shall be limited to thirty-five percent (35%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value).
“Total Indebtedness” means, as of any date, the sum of (a) all Indebtedness of the Consolidated Group, on a consolidated basis, as of such date, plus (b) without duplication of the amount included in clause (a) above with respect to Unconsolidated Affiliates, the amount described in clause (a) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Secured Debt” means, as of any date, the sum of (a) all Secured Debt of the Consolidated Group as of such date, plus (b) without duplication of the amount included in clause (a) above with respect to Unconsolidated Affiliates, all Secured Debt of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate.
“Total Secured Recourse Debt” means, as of any date, (a) all Secured Debt that is Recourse Debt of the Consolidated Group as of such date, plus (b) without duplication of the amount included in clause (a) above with respect to Unconsolidated Affiliates, all Secured Debt that is Recourse Debt of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate.

“Total Unsecured Debt” means, as of any date, the sum of (a) all Unsecured Debt of the Consolidated Group as of such date, plus (b) without duplication of the amount included in clause (a) above with respect to Unconsolidated Affiliates, all Unsecured Debt of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Unconsolidated Affiliate” means an Affiliate of Parent whose financial statements are not required to be consolidated with the financial statements of Parent in accordance with GAAP.
“Unconsolidated Affiliate Interest” means, with respect to any Unconsolidated Affiliate at any time, the fraction expressed as a percentage, obtained by dividing (a) the total book value in accordance with GAAP (but determined without giving effect to any depreciation) of all Equity Interests in such Unconsolidated Affiliate held by the members of the Consolidated Group at such time by (b) the total book value in accordance with GAAP (but determined without giving effect to any depreciation) of all outstanding Equity Interests in such Unconsolidated Affiliate at such time.
“Unencumbered Asset Value” means, for the Consolidated Group as of any date, the sum of (without duplication) the following: (a) an amount equal to (i)(A) the aggregate Net Operating Income from all Unencumbered Properties owned or leased (as ground lessee) for the then most recently ended Calculation Period, minus (B) the aggregate Annual Capital Expenditure Adjustment with respect to such Unencumbered Properties, divided by (ii) the Capitalization Rate; provided that in no event shall the amounts calculated in this clause (a) for any Unencumbered Property be less than zero (0); plus (b) in the case of any Unencumbered Property that is owned or leased (as ground lessee) for more than one (1) full but less than four (4) full fiscal quarters, at Borrower’s election (which election shall be irrevocable) either (x) an amount equal to (i)(A) the Net Operating Income from such Unencumbered Property for the period the first day of the first full fiscal quarter during which such Unencumbered Property was owned and operated through the end of the last fiscal quarter in the most recently ended Calculation Period, divided by the number of quarters in such period and multiplied by four (4) minus (B) the Annual Capital Expenditure Adjustment with respect to such Unencumbered Property, divided by (ii) the Capitalization Rate, or (y) the aggregate undepreciated book value in accordance with GAAP of such Unencumbered Property; provided that in no event shall the amounts calculated in this clause (b) for any Property be less than zero (0); plus (c) the aggregate undepreciated book value in accordance with GAAP of all Unencumbered Properties owned or leased (as ground lessee) by the Consolidated Group for less than one (1) full fiscal quarter; plus (d) without duplication of the amounts included in clauses (a), (b), and (c) above with respect to Unconsolidated Affiliates, the amounts described in clauses (a), (b), and (c) above of each Unconsolidated Affiliate of the Consolidated Group multiplied by the respective Unconsolidated Affiliate Interest of each member of the Consolidated Group in such Unconsolidated Affiliate; provided that (a) the amount attributable to any single Unencumbered Property shall be limited to twenty percent (20%) of Unencumbered Asset Value and (b) the amount attributable to Unencumbered Properties owned by Subsidiaries that are not Wholly-Owned Subsidiaries shall be limited to twenty percent (20%) of Unencumbered Asset Value.
“Unencumbered Interest Coverage Ratio” means, as of any date, the ratio of (a) Unencumbered NOI to (b) Unsecured Interest Expense; provided that (i) for purposes of clause (a) of this definition, in the case of any acquisition or Disposition of any direct or indirect interest in any Unencumbered Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group during the most-recently ended Calculation Period, Unencumbered NOI will be adjusted in a manner reasonably acceptable to Administrative Agent (A) in the case of an acquisition, by adding thereto an amount equal to the acquired Unencumbered Property’s actual Unencumbered NOI (computed as if such Unencumbered Property was owned by the Consolidated Group for the entire Calculation Period) generated during the portion of such Calculation Period that such Unencumbered Property was not owned by the Consolidated Group, and (B) in the case of a Disposition, by subtracting therefrom an amount equal to the actual Unencumbered NOI generated by such Unencumbered Property so disposed of during such Calculation Period (computed as if such Unencumbered Property was Disposed of by the Consolidated Group prior to the first day of such Calculation Period) and (ii) for purposes of clause (b) of this definition, Unsecured Interest Expense for the most-recently ended Calculation Period shall be adjusted on a pro forma basis in a manner reasonably acceptable to Administrative Agent to reflect any Unsecured Debt incurred, assumed, repaid, retired or defeased, as the case may be, in connection with the acquisition or Disposition of any direct or indirect interest in Unencumbered Property (including through the acquisition or Disposition of Equity Interests) by the Consolidated Group during such Calculation Period as though such Unsecured Debt was incurred, assumed, repaid, retired or defeased, as the case may be, on the first day of such Calculation Period.
“Unencumbered NOI” means Net Operating Income from all Unencumbered Properties for the most recently ended Calculation Period.
“Unencumbered Properties” means, as of any date, each Eligible Unencumbered Property identified by Borrower in the most-recent Unencumbered Property Report delivered to Administrative Agent, and “Unencumbered Property” means any one of the Unencumbered Properties.
“Unencumbered Property Report” means a report in substantially the form of Exhibit E (or such other form reasonably approved by Administrative Agent) certified by a Responsible Officer of Parent, for itself and on behalf of Borrower.
“United States” and “U.S.” mean the United States of America.
“Unmatured Surviving Obligation” means, at any time, any Obligation that is not due and payable (and for which no claim with respect thereto has been asserted or demanded) at such time and by the terms of the applicable Loan Document survives the termination of such Loan Document.
“Unrestricted Cash” means, as of any date, an amount equal to all cash and cash equivalents of the Consolidated Group that are not subject to a Lien (other than customary Liens in favor of any depositary bank where such cash is maintained) or Negative Pledge (other than under the Loan Documents or pursuant to a customary account agreement with the applicable depositary bank).
“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt. For purposes hereof, Unsecured Debt of a Person shall include Indebtedness of such Person that is secured solely by Liens on Equity Interests issued by such Person or any Affiliate of such Person.
“Unsecured Interest Expense” means, as of any date of determination, Interest Expense on the Total Unsecured Debt for the most recently ended Calculation Period.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held directly or indirectly by, or one hundred percent (100%) of such Property is leased pursuant to an Acceptable Ground Lease directly or indirectly by, such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled by such Person.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, subject to Section 1.03(b), applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein,

Indebtedness of the Consolidated Group shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Parent or Required Lenders shall so request, Administrative Agent, the Lenders, Parent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Parent, Borrower and Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) concurrently with the delivery of financial statements under Section 8.01(a) or Section 8.01(b), Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable). Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.
Article II.
The Commitments and Borrowings
2.01    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to Borrower on the Closing Date in an amount equal to such Lender’s Commitment. The Borrowings shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by (x) telephone or (y) a Loan Notice, provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice. Each such notice must be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; provided, however, that if Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three (3) Business Days before the requested date of such conversion or continuation, Administrative Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $25,000,000. Each conversion to Base Rate Loans shall be in a minimum principal amount of $25,000,000. Each Loan Notice shall specify (i) whether Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.
(c)    A Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless Borrower makes all payments required pursuant to Section 3.05 resulting therefrom. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans (other than Eurodollar Rate Loans with Interest Periods of one (1) month) without the consent of Required Lenders.
(d)    Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and the Lenders of any change in Capital One’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.
2.03    Prepayments. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (i) such notice must be in a form acceptable to Administrative Agent and be received by Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000; (iii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding; and (iv) if such prepayment occurs (A) before May 22, 2019, then Borrower shall, concurrently with such prepayment, pay to Administrative Agent, for the ratable benefit of the Lenders, a prepayment penalty equal to two percent (2.00%) of the Loans being prepaid, and (B) on or after May 22, 2019, but before May 22, 2020, then Borrower shall, concurrently with such prepayment, pay to Administrative Agent, for the ratable benefit of the Lenders, a prepayment penalty equal to one percent (1.00%) of the Loans being prepaid. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage) of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that Borrower shall be entitled to make any such payment conditional on the receipt of other financing or the proceeds of other transactions (if such payment is made in connection with a refinancing or other payment in full of the Loans) to the extent specified in such notice. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
2.04    Reduction of Commitments. The Aggregate Commitments shall be automatically and permanently reduced on the date of each borrowing of Loans pursuant to Section 2.01 by an amount equal to the aggregate principal amount of all Borrowings of Loans on such date.
2.05    Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.
2.06    Interest.
(a)    Loans. Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.
(b)    Default Interest. At the election of the Required Lenders:
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the occurrence of an Event of Default pursuant to Section 10.01(f) or 10.01(g) and upon the request of Required Lenders if any other Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Payment. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07    Fees.
(a)    Borrower shall pay to Arrangers and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)    Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.08    Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent or any Lender, as the case may be, under Section 2.06(b) or Article X. Borrower’s obligations under this paragraph shall survive for the nine (9)- month period immediately following the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.09    Evidence of Debt.
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Borrowing set forth in Article VI are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (x) notify Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.12    Increase in Loans.
(a)    Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the Loans by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or, if less, the unused portion of the increase permitted under this Section 2.12, or such lesser amount as Borrower and Administrative Agent shall agree, (ii) Borrower may make a maximum of four (4) such requests, and (iii) after giving effect to each such request, the Total Outstandings shall not exceed $250,000,000. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
(b)    Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Loans and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Loans.
(c)    Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Loans of any Lender are increased in accordance with this Section 2.12, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party with respect to the transactions contemplated hereunder (including such increase) and delivered on the Closing Date remain in full force and effect or certifying new resolutions of such Loan Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VII and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in each of Sections 7.05(a) and 7.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.01(a) and 8.01(b), respectively, and (B) no Default exists. Each Loan Party shall execute and deliver such documents or instruments as Administrative Agent may reasonably require to evidence such increase in the Loans of any Lender and to ratify each such Loan Party’s continuing obligations hereunder and under the other Loan Documents.
(f)    Conflicting Provisions. This Section 2.12 shall supersede any provisions in Section 2.11 or 12.01 to the contrary.
2.13    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Article III.
Taxes, Yield Protection and Illegality
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of Administrative Agent) require the deduction or withholding of any Tax from any such payment by Administrative Agent or a Loan Party, then Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register and (C) Administrative Agent against any Excluded Taxes attributable to such Lender that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Administrative Agent under this Section 3.01(c)(ii).
(d)    Evidence of Payments. Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by Borrower or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8 BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8 BEN-E, as applicable,; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8 BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this Section 3.01(f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and replaced with an obligation to make Base Rate Loans in lieu thereof, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) or (ii) above, “Impacted Loans”), or (b) Administrative Agent or Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or

Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, (x) if Administrative Agent has made the determination described in clause (a) of the first sentence of this Section 3.03, Administrative Agent, in consultation with Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section 3.03, (2) Administrative Agent or the Required Lenders notify Administrative Agent and Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Administrative Agent and Borrower written notice thereof, and (y) if Administrative Agent has made the determination described in Section 3.02 or clauses (a) or (b) of the first sentence of this Section, and (i) determined such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, (iii) a replacement benchmark rate has been accepted by a majority of banks making syndicated loans in the United States (or if such a rate cannot be determined, a rate that is endorsed by the International Swaps and Derivatives Association) in lieu of using LIBOR, or (iv) the supervisor for the administrator of the interest settlement rate described in clause (ii) above or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and Borrower shall seek to jointly agree upon an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and Borrower shall enter into an amendment to this Credit Agreement to reflect such alternate rate of interest and such other related changes to this Credit Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.01, such amendment shall become effective without any further action or consent of any other party to this Credit Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. If the alternate rate of interest determined pursuant to this Section shall be less than zero (0), such rate shall be deemed to be zero (0) for the purposes of any applicable portion of the Obligations that has not been identified by Borrower to Administrative Agent in writing as being subject to a Swap Contract.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the provisions of this Section 3.04 (including clause (e) below) shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)- month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least ten (10) Business Days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by Borrower (for a reason other than (i) the failure of such Lender to make a Loan, (ii) the delivery by such Lender of a notice under Section 3.02 or (iii) the delivery of a notice by Administrative Agent under Section 3.03) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 12.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 12.13.
3.07    Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
Article IV.
Parent Guaranty
4.01    The Guaranty. Parent hereby guarantees to Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. Parent hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), Parent will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
4.02    Obligations Unconditional. The obligations of Parent under Section 4.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of Parent hereunder shall be absolute and unconditional under any and all circumstances. Parent agrees that Parent shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable Laws, the occurrence of any one or more of the following shall not alter or impair the liability of Parent hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to Parent, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other Guarantee of any of the Guaranteed

Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
(e)    any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of Parent) or shall be subordinated to the claims of any Person (including any creditor of Parent).
With respect to its obligations hereunder, Parent hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the guaranty given hereby and of Loans that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to
4.03    Reinstatement. Neither Parent’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Borrower, by reason of Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of Parent under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and Parent agrees that it will indemnify Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other outside counsel incurred by Administrative Agent) incurred by Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
4.04    Certain Waivers. Parent acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right and (c) nothing contained herein shall prevent or limit action being taken against Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither Borrower nor Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of Parent’s obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that Parent’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

4.05    Remedies. Parent agrees that, to the fullest extent permitted by applicable Laws, as between Guarantors, on the one hand, and Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Parent for purposes of Section 4.01.
4.06    Rights of Contribution. Parent hereby agrees that, in connection with payments made hereunder, Parent shall have a right of contribution from each other Guarantor in accordance with applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and Parent shall not exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.
4.07    Guaranty of Payment; Continuing Guaranty. The guarantee in this Article IV is a guaranty of payment and performance, and not merely of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
Article V.
Subsidiary Guarantors
5.01    Subsidiary Guarantors. Unless the Subsidiary Guarantors have been released from their obligations under the Subsidiary Guaranty pursuant to Section 5.02, pursuant to the Subsidiary Guaranty, Borrower shall cause each Subsidiary of Borrower that owns an Unencumbered Property to (a) become a Subsidiary Guarantor by executing and delivering to Administrative Agent the Subsidiary Guaranty (or an addendum thereto in the form attached to the Subsidiary Guaranty), and (b) deliver to Administrative Agent documents of the types referred to in Sections 6.01(a)(iii), 6.01(a)(iv), and 6.01(a)(vi), together with a favorable opinion of counsel of such Person, all such documentation and opinion to be in form, content and scope reasonably satisfactory to Administrative Agent.
5.02    Release of Subsidiary Guarantors.
(a)    If a Subsidiary Guarantor no longer owns an Unencumbered Property (or no longer holds a direct or indirect interest in any Subsidiary that owns an Unencumbered Property), then Administrative Agent agrees to execute and deliver to Borrower, within five (5) Business Days of Administrative Agent’s receipt of Borrower’s request, a release of the applicable Subsidiary Guarantor from the Subsidiary Guaranty so long as no Default shall exist, result from, or be continuing after giving effect to such release.
(b)    If Parent attains an Investment Grade Rating, then, at the written request of Borrower, the Subsidiary Guarantors shall be released and discharged from all obligations (accrued or unaccrued) under the Subsidiary Guaranty (other than those that expressly survive termination thereof), provided that the following conditions have been satisfied: (i) no Default shall exist, result from, or be continuing after giving effect to such release; and (ii) the Subsidiary Guarantors shall not guarantee any other Unsecured Debt.

Article VI.
Conditions Precedent
6.01    Conditions to Closing Date. The occurrence of the Closing Date is subject to satisfaction of the following conditions precedent:
(a)    Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement and the Subsidiary Guaranty, in each case sufficient in number for distribution to Administrative Agent, each Lender, Parent, and Borrower;
(ii)    a Note executed by Borrower in favor of each Lender requesting a Note;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(v)    favorable opinions of Latham & Watkins LLP, counsel to the Loan Parties, and Venable LLP, counsel to Borrower and Parent, each addressed to Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;
(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals of any Governmental Authority required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of Parent, for itself and on behalf of Borrower, certifying (A) that the conditions specified in Sections 6.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since December 31, 2017 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)    a duly completed Unencumbered Property Report and Compliance Certificate certifying compliance with the financial covenants set forth in Section 9.13, in each case prepared as of March 31, 2018, on a proforma basis, and signed by a Responsible Officer of Parent, for itself and on behalf of Borrower;
(ix)    such other certificates, documents, instruments or information as Administrative Agent or Required Lenders may reasonably require.
(b)    Any fees required to be paid pursuant to the Loan Documents on or before the Closing Date shall have been paid.
(c)    Unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) required to be paid pursuant to the Loan Documents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
6.02    Conditions to all Borrowings. The obligation of each Lender to advance the Borrowings of its Loans is subject to the following conditions precedent:
(a)    The representations and warranties of Borrower and each other Loan Party contained in Article VII or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) as of such earlier date, and except that for purposes of this Section 6.02, the representations and warranties contained in subsections (a) and (b) of Section 7.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01.
(b)    No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c)    Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
Article VII.

Representations and Warranties
Each of Parent and Borrower represents and warrants to Administrative Agent and the Lenders that:
7.01    Existence, Qualification and Power; Compliance with Laws. Each member of the Consolidated Group (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law.
7.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for approvals, consents, exemptions, actions, notices or filings which have been duly obtained, taken, given or made and are in full force and effect.
7.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent such enforceability may be limited by any applicable Debtor Relief Laws and by general principles of equity.
7.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Parent as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of Parent dated March 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
7.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that (a) purport to adversely affect this Agreement or any other Loan Document, or any of the loan transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 7.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any member of the Consolidated Group, of the matters described on Schedule 7.06.
7.07    No Default. No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
7.08    Ownership of Property; Liens. Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all Properties necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Unencumbered Property is subject to any Liens (other than Permitted Liens).
7.09    Environmental Compliance. Except as set forth on Schedule 7.09 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no member of the Consolidated Group (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has become subject to any Environmental Liability, (c) has received written notice of any claim with respect to any Environmental Liability, or (d) knows of any basis for any Environmental Liability.
7.10    Insurance. The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of any member of the Consolidated Group (after giving effect to reasonable and prudent self-insurance), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the members of the Consolidated Group operate.
7.11    Taxes. The members of the Consolidated Group have filed all Federal and all material state and other tax returns and reports required to be filed, and have paid all Federal and all material state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any member of the Consolidated Group that would, if made, have a Material Adverse Effect. No member of the Consolidated Group is in breach of any obligations under the Tax Matters Agreement or other similar agreements.

7.12    ERISA Compliance.
(a)    Except as, individually or in the aggregate, would not reasonably be expected to result in liability of the Consolidated Group of $20,000,000 or more, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS; and (iii) to the knowledge of Parent and Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of Parent and Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) no Loan Party or any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such plan.  With respect to any Pension Plan, as of the most recent annual valuation date for such Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher, except to the extent that a Pension Plan with a funding target attainment percentage lower than sixty percent (60%) would not be underfunded by an amount in excess of $20,000,000 in order to achieve a funding target attainment percentage of at least sixty percent (60%) with respect to such Pension Plan.
(d)    The underlying assets of each Loan Party do not constitute Plan Assets.
7.13    Subsidiaries; Equity Interests. As of the Closing Date, Parent has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 7.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the applicable member of the Consolidated Group in the amounts specified on Part (a) of Schedule 7.13 free and clear of all Liens. As of the Closing Date, Parent has no direct or indirect equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 7.13.
7.14    Margin Regulations; Investment Company Act.
(a)    Neither Parent nor Borrower is engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of Parent, Borrower, any Person Controlling Borrower, or any other member of the Consolidated Group is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
7.15    Disclosure. Parent and Borrower have disclosed to Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any member of the Consolidated Group is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any member of the Consolidated Group to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
7.16    Compliance with Laws. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
7.17    Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 12.02.
7.18    Solvency. Each of Parent and Borrower is, individually, Solvent, and the other Loan Parties, when taken on a consolidated basis with Parent and Borrower are Solvent.
7.19    REIT Status. Parent is in compliance with Section 8.14.
7.20    OFAC. Neither Parent, nor any of its Subsidiaries, nor, to the knowledge of Parent and the Loan Parties, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority with jurisdiction over Parent or any of its Subsidiaries, or (c) located, organized or resident in a Designated Jurisdiction.
7.21    Anti-Corruption Laws. Parent and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-bribery legislation in other jurisdictions applicable to Parent or any of its Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
7.22    Unencumbered Properties. Each Unencumbered Property is an Eligible Unencumbered Property.

7.23    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
Article VIII.
Affirmative Covenants
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any Unmatured Surviving Obligation) hereunder shall remain unpaid or unsatisfied:
8.01    Financial Statements. Each of Parent and Borrower shall deliver to Administrative Agent and each Lender, in form and detail substantially similar to those delivered to Administrative Agent on or prior to the Closing Date or otherwise reasonably satisfactory to Administrative Agent:
(a)    as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Parent (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2018), a consolidated and consolidating balance sheet of Parent as at the end of such fiscal year (including consolidating financial information with respect to Borrower), and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent;
(b)    as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter in any fiscal year of Parent (or, if earlier, five (5) Business Days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended March 31, 2018), a consolidated balance sheet of Parent as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of Parent, forecasts prepared by management of Parent of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs); and

(d)    (i) as soon as reasonably practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Parent, a capital and operating budget for each Unencumbered Property; and (ii) as soon as reasonably practicable but in any event within sixty (60) days after the end of each fiscal quarter in any fiscal year of Parent (A) a statement of all income and expenses in connection with each Unencumbered Property, certified by a Responsible Officer of Parent, for itself and on behalf of Borrower, in writing as fairly presenting the financial information contained therein and (B) a current rent roll, certified by a Responsible Officer of Parent, for itself and on behalf of Borrower, as true and correct in all material respects.
As to any information contained in materials furnished pursuant to Section 8.02(e), Parent and Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Parent and Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
8.02    Certificates; Other Information. Each of Parent and Borrower shall deliver to Administrative Agent and each Lender:
(a)    concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and 8.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Parent (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)    concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and 8.01(b), a duly completed Unencumbered Property Report signed by the chief executive officer, chief financial officer, treasurer or controller of Parent (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(c)    promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of any member of the Consolidated Group, or any audit of any of them;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;
(e)    promptly after the furnishing thereof, copies of any notice of default sent to, or received from, any holder of debt securities in a principal amount greater than $20,000,000 of any member of the Consolidated Group pursuant to the terms of any indenture, loan or credit or similar agreement;
(f)    promptly, and in any event within five (5) Business Days after receipt thereof by any member of the Consolidated Group, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any member of the Consolidated Group;
(g)    promptly, of any announcement of any change in any Debt Rating; and
(h)    promptly, such additional information regarding the business, financial or corporate affairs of the Consolidated Group, as Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 8.01(a) or (b), or Section 8.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Parent or Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Parent or Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Borrower hereby acknowledges that (a) Administrative Agent and/or Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
8.03    Notices. Each of Parent and Borrower shall promptly notify Administrative Agent and each Lender:
(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any member of the Consolidated Group; (ii) any dispute, litigation, investigation, proceeding or suspension between any member of the Consolidated Group and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any member of the Consolidated Group, including pursuant to any applicable Environmental Laws, in each case which has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    any material litigation, arbitration or governmental investigation or proceeding instituted or, to the knowledge of any Loan Party, threatened in writing against any Unencumbered Property, and any material development in any such litigation, arbitration or governmental investigation or proceeding; and
(e)    of any material change in accounting policies or financial reporting practices by Parent.
Each notice pursuant to this Section 8.03 shall be accompanied by a statement of a Responsible Officer of Parent, for itself and on behalf of Borrower, setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
8.04    Payment of Obligations. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon a member of the Consolidated Group or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such member of the Consolidated Group; and (b) all lawful and material claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such member of the Consolidated Group.
8.05    Preservation of Existence, Etc. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.03 or 9.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
8.06    Maintenance of Properties. Each of Parent and Borrower shall, and shall cause each other Loan Party to, subject to the terms of all existing leases which demise any part of the Unencumbered Properties, keep the Unencumbered Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Unencumbered Properties to be misused, abused or wasted or to deteriorate (ordinary wear and tear excepted).

8.07    Maintenance of Insurance. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to, maintain with financially sound and reputable insurance companies not Affiliates of any member of the Consolidated Group, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
8.08    Compliance with Laws. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to, comply in all material respects with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each applicable Loan Party shall keep, or cause to be kept, the Unencumbered Properties free of any Hazardous Material (other than routine office, cleaning, janitorial and other materials and supplies necessary to operate, maintain, repair, improve and lease the Unencumbered Properties, in each case in commercially reasonable quantities and used and stored in compliance with all Environmental Laws) to the extent that such action could reasonably be expected to have a Material Adverse Effect.
8.09    Books and Records. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to, maintain: (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such member of the Consolidated Group, as the case may be; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.
8.10    Inspection Rights. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to, permit representatives and independent contractors of Administrative Agent (who may be accompanied by any Lender or any representative of any Lender) to visit and inspect and photograph any of its properties (including Unencumbered Properties), to examine its corporate, financial and operating records, and all recorded data of any kind or nature, regardless of the medium of recording including all software, writings, plans, specifications and schematics, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with a representative of the Consolidated Group being provided an opportunity to be present in such discussions), all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Parent, Borrower or such other member of the Consolidated Group, as applicable; provided, however, that (i) when an Event of Default has occurred and is continuing Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice; and (ii) unless an Event of Default has occurred and is continuing, (x) Borrower shall not be required to pay the expenses for Administrative Agent for more than one visit in any calendar year and (y) shall not be required to pay the expenses for any visit by any Lender.
8.11    Use of Proceeds. Borrower shall use the proceeds of the Loans for general corporate purposes or other lawful corporate purposes not in contravention of any Law or of any Loan Document.
8.12    Environmental Matters. Each of Parent and Borrower shall, and shall cause each other member of the Consolidated Group to comply with all Environmental Laws except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

8.13    Keepwell. Each of Borrower and Parent at the time the Subsidiary Guaranty by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Subsidiary Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Borrower’s or Parent’s obligations and undertakings under this Section 8.13 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each of Borrower and Parent under this Section 8.13 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each of Borrower and Parent intends this Section 8.13 to constitute, and this Section 8.13 shall be deemed to constitute, a Guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
8.14    REIT Status. Parent elected to be taxed as a REIT for its taxable year ending December 31, 2013 and will at all times continue to operate in a manner to qualify for taxation as a REIT.
8.15    Further Assurances. Each of Parent, Borrower and each Loan Party shall, promptly upon request by Administrative Agent, or any Lender through Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent, or any Lender through Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the provisions of the Loan Documents, and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Administrative Agent or any Lender the rights granted to Administrative Agent or any Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
8.16    Anti-Corruption Laws. Each of Parent, Borrower and each Loan Party shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption or anti-bribery legislation in other jurisdictions having jurisdiction over Parent, Borrower or any other Loan Party, and maintain policies and procedures designed to promote and achieve compliance with such laws.
8.17    Beneficial Ownership. Promptly following any reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable United States anti-money laundering laws.

Article IX.
Negative Covenants
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any Unmatured Surviving Obligation) hereunder shall remain unpaid or unsatisfied:

9.01    Liens. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any Unencumbered Property, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens for taxes, assessments and governmental charges and levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    (i) carriers’, warehousemen’s or other like Liens arising in the ordinary course of business which are (A) not overdue for a period of more than thirty (30) days, (B) do not materially and adversely affect the operation of such Unencumbered Property, or (C) being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and (ii) mechanics’ and materialmen’s Liens arising in the ordinary course of business in an aggregate amount (as to all such Liens) not exceeding $1,000,000, which are (A) not then being enforced in a pending civil action to foreclose unless any such Lien has been removed from the applicable Unencumbered Property by the filing of an appropriate bond in accordance with the California Civil Code, (B) do not materially and adversely affect the operation of such Unencumbered Property, or (C) being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(e)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)    easements, rights-of-way, restrictions, restrictive covenants, encroachments, protrusions, and other similar encumbrances affecting any Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of such Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(g)    tenant leases and other interests of lessees and lessors under leases of real property made in the ordinary course of business; and
(h)    Liens securing judgments and attachments not constituting an Event of Default under Section 10.01(h).
9.02    Investments. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, make any Investments, except:
(a)    Investments held by a member of the Consolidated Group on the Closing Date and listed on Schedule 9.02;

(b)    Investments held by a member of the Consolidated Group in the form of cash or cash equivalents;
(c)    advances to officers, directors and employees of a member of the Consolidated Group in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(d)    Investments of any member of the Consolidated Group in any other member of the Consolidated Group;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(f)    Investments in income producing Properties and assets incidental thereto (including Investments in Equity Interests of Persons who own such Properties and assets);
(g)    Investments in unimproved land holdings and construction in progress (including Investments in the Equity Interests of Persons who own such unimproved land holdings and construction in progress);
(h)    Investments in mortgages, mezzanine loans and notes receivable (including Investments in the Equity Interests of Persons who own such mortgages, mezzanine loans and notes receivable);
(i)    Investments in Unconsolidated Affiliates; and
(j)    additional Investments in an aggregate amount not to exceed $5,000,000.
9.03    Fundamental Changes. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge or consolidate with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be or become a Subsidiary Guarantor;
(b)    any Subsidiary may dissolve or liquidate into (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) another Subsidiary; provided that when any Subsidiary Guarantor is dissolving or liquidating into another Subsidiary, the continuing or surviving Person shall be or become a Subsidiary Guarantor;
(c)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be Borrower or a Subsidiary Guarantor;

(d)    Borrower or any Subsidiary may merge or consolidate with any Person that is not a member of the Consolidated Group so long as: (i) after giving effect to such merger or consolidation, no Default has occurred and is continuing; (ii) if such merger or consolidation is with Borrower, then Borrower shall be the continuing or surviving Person; and (iii) if such merger or consolidation is with a Subsidiary Guarantor, then the continuing or surviving Person shall be or become a Subsidiary Guarantor; and
(e)    any Subsidiary may Dispose of all or substantially all of its assets in a Disposition permitted pursuant to Section 9.04 (other than Section 9.04(f)).
Notwithstanding the foregoing, any Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with, or liquidate or dissolve into, or Dispose of all or substantially of its assets to, any other Subsidiary that is not a Subsidiary Guarantor whether or not a Default exists before or after giving effect to such merger, consolidation, liquidation, dissolution or Disposition.
9.04    Dispositions. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions in the ordinary course of business;
(c)    Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be Borrower or a Subsidiary Guarantor;
(e)    Dispositions of Properties so long as no Default exists or would result therefrom; and
(f)    Dispositions permitted by Section 9.03 (other than Section 9.03(e)).
9.05    Restricted Payments. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    each Subsidiary may make Restricted Payments to Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    each member of the Consolidated Group may declare and make dividend payments or other distributions, and may make other Restricted Payments, in each case payable solely in the common stock or other common Equity Interests of such Person or of Parent;
(c)    so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, each member of the Consolidated Group may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from an issue of new shares of its common stock or other Equity Interests within ninety (90) days before such Restricted Payment;
(d)    Borrower may make Restricted Payments to Parent and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, in amounts sufficient to permit Parent to make, and Parent may make, Restricted Payments, for any twelve (12) month period, not to exceed an amount equal to the greater of: (i)(A) ninety-five percent (95%) multiplied by (B) Funds From Operations for such period and (ii) the aggregate amount of Restricted Payments required to be made by Parent in order for it to (A) maintain its REIT status and (B) avoid the payment of federal or state income or excise tax; provided that to the extent a Default is then-existing or would result from the making of such Restricted Payment by Parent (other than a Default specified in Sections 10.01(f) or 10.01(g) or a Default that has resulted in Administrative Agent exercising its remedies under Section 10.02(b), in which case no Restricted Payments otherwise permitted under this clause (d) may be made), Borrower may only make Restricted Payments to Parent and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, in amounts sufficient to permit Parent to make, and Parent may make, Restricted Payments in the minimum amount required in order for Parent to (A) maintain its REIT status and (B) avoid the payment of federal or state income or excise tax;
(e)    any member of the Consolidated Group may make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements; and
(f)    so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, with respect to an equity award granted pursuant to an equity incentive compensation plan to any current or former director, employee, independent contractor or other service provider, in each case, of any of Parent, Borrower or Subsidiary thereof, (i) the withholding of Equity Interests to satisfy any applicable withholding Tax obligations and/or exercise or purchase price, (ii) the repurchase or acquisition by Parent or Borrower of such entity’s Equity Interests or (iii) the grant, award, modification or payment of any such equity award.
9.06    Change in Nature of Business. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.
9.07    Transactions with Affiliates. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, enter into any transaction of any kind with any Affiliate of a member of the Consolidated Group, whether or not in the ordinary course of business; provided that the foregoing shall not apply to:
(a)    any transaction in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to such member of the Consolidated Group as would be obtainable by such member of the Consolidated Group at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts;
(b)    payments to or from such Affiliates under leases of commercial space on market terms;

(c)    payment of fees under asset or property management agreements under terms and conditions available from qualified management companies;
(d)    Investments by members of the Consolidated Group in Unconsolidated Affiliates otherwise permitted pursuant to this Agreement;
(e)    transactions between members of the Consolidated Group otherwise permitted (or not prohibited) hereunder; and
(f)    Restricted Payments permitted under Section 9.05.
9.08    Burdensome Agreements. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, enter into or permit to exist any Contractual Obligation (other than the Loan Documents) that (a) constitutes a Negative Pledge with respect to any Unencumbered Property or the Equity Interests in any member of the Consolidated Group (other than Borrower) that directly owns an Unencumbered Property, or (b) limits the ability of any member of the Consolidated Group to transfer ownership of any Unencumbered Property or the Equity Interests in any member of the Consolidated Group (other than Borrower) that directly owns an Unencumbered Property.
9.09    Use of Proceeds. Each of Parent and Borrower shall not use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
9.10    Amendments of Organization Documents. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, amend any of its Organization Documents in any manner that would adversely affect any Loan Party’s ability to pay its Obligations hereunder or materially and adversely impairs any rights or remedies of Administrative Agent or any Lender under the Loan Documents or applicable Laws.
9.11    Accounting Changes. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, make any change in fiscal year.
9.12    Sanctions. Each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, directly or indirectly, use the proceeds of any Loan or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.
9.13    Financial Covenants. Each of Parent and Borrower shall not:
(a)    Maximum Leverage Ratio. Permit the Leverage Ratio, as of the last day of any fiscal quarter of Parent, to exceed sixty percent (60%); provided that for the two (2) consecutive quarters following any Significant Acquisition, the Leverage Ratio may exceed sixty percent (60%), but it may not exceed sixty-five percent (65%); provided further that such adjustment for any Significant Acquisition may only occur up to two (2) times during the term of this Agreement.
(b)    Maximum Secured Leverage Ratio. Permit Total Secured Debt, as of the last day of any fiscal quarter of Parent, to be greater than forty-five percent (45%) of Total Asset Value.

Notwithstanding the foregoing, each of Parent and Borrower shall not, and shall not permit any other member of the Consolidated Group to, secure any Indebtedness outstanding under or pursuant to any Pari Passu Facility or any Material Credit Facility unless and until the Obligations (including the Guaranties) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to Administrative Agent in substance and in form including an intercreditor agreement and opinions of counsel to Parent, Borrower and/or any other members of the Consolidated Group, as the case may be, from counsel and in a form that is reasonably acceptable to Administrative Agent.
(c)    Maximum Secured Recourse Debt. Permit Total Secured Recourse Debt, as of the last day of any fiscal quarter of Parent, to be greater than fifteen percent (15%) of Total Asset Value.
(d)    Minimum Tangible Net Worth. Permit Tangible Net Worth, at any time, to be less than the sum of (i) $760,740,750, and (ii) an amount equal to seventy-five percent (75%) of the net equity proceeds received by Parent after September 30, 2016 (other than any such proceeds that are received within ninety (90) days before or after any redemption of Equity Interests of Parent or Borrower permitted hereunder).
(e)    Minimum Fixed Charge Coverage Ratio. Permit the ratio of (i) Adjusted EBITDA to (ii) Fixed Charges for the Calculation Period ending as of the last day of any fiscal quarter of Parent, to be less than 1.50 to 1.0.
(f)    Unencumbered Leverage Ratio. Permit Total Unsecured Debt, as of the last day of any fiscal quarter of Parent, to be greater than sixty percent (60%) of Unencumbered Asset Value; provided that for the two (2) consecutive quarters following any Significant Acquisition, the Unencumbered Leverage Ratio may exceed sixty percent (60%), but it may not exceed sixty-five percent (65%); provided further that such adjustment for any Significant Acquisition may only occur up to two (2) times during the term of this Agreement.
(g)    Unencumbered Interest Coverage Ratio. Permit the Unencumbered Interest Coverage Ratio for the Calculation Period ending as of the last day of any fiscal quarter of Parent to be less than 1.75 to 1.0.
9.14    ERISA Compliance. No Loan Party shall take any action that would cause its underlying assets to constitute Plan Assets.
9.15    Anti-Corruption Laws. No Loan Party shall directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

Article X.
Events of Default and Remedies
10.01    Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a)    Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Any member of the Consolidated Group fails to perform or observe any term, covenant or agreement contained in any of Section 8.01, 8.02, 8.03, 8.05(a) (as it relates to any Loan Party), 8.10, 8.11 or Article IX; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, or if such failure is capable of cure but not within thirty (30) days, such longer period (but in no event to exceed an additional thirty (30) days) as may be reasonably necessary to cure such failure so long as such Loan Party commences such cure within the initial thirty (30) days and Administrative Agent is satisfied that such Loan Party is diligently pursuing such cure; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (without duplication of any materiality qualifiers therein) when made or deemed made; or
(e)    Cross-Default. (i) any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (x) $80,000,000, either individually or in the aggregate, with respect to Recourse Debt or (y) $150,000,000, either individually or in the aggregate with respect to Non-Recourse Debt, and such failure continues after the expiration of any applicable period of grace or notice, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any member of the Consolidated Group is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any member of the Consolidated Group is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such member of the Consolidated Group as a result thereof is greater than $80,000,000; or
(f)    Insolvency Proceedings, Etc. Any member of the Consolidated Group (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group (other than Immaterial Subsidiaries) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied in an aggregate amount (as to all such writs, warrants or process) exceeding $5,000,000 against all or any material part of the property of any such Person and remains unreleased, unvacated or not fully bonded for a period of sixty (60) days after its issue or levy; or
(h)    Judgments. There is entered against any member of the Consolidated Group and remains outstanding (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $40,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result, individually or in the aggregate with any other ERISA Event, in liability of any member of the Consolidated Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than Unmatured Surviving Obligations), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    REIT Status. Parent ceases to be treated as a REIT in any taxable year; or
(m)    Stock Exchange Listing. Parent’s common Equity Interests shall cease to be traded on the New York Stock Exchange, NASDAQ, or other nationally recognized exchange reasonably acceptable to Required Lenders.
10.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.
10.03    Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 10.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.13, be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including the reasonable allocated cost of internal counsel) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and (ii) breakage, termination or other payments due under any Swap Contract (that relates solely to the Obligations) between any Loan Party and Administrative Agent, any Lender or any Affiliate of Administrative Agent or a Lender, ratably among the Lenders, the applicable Affiliates (with respect to clause (ii)) in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;
provided that Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section 10.03.
Article XI.

Administrative Agent
11.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Capital One to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and except for any provision which provides specific rights to Borrower or any other Loan Party, neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
11.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary thereof or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Administrative Agent shall not be deemed to have knowledge of any Default, unless and until notice describing such Default is given in writing to Administrative Agent by Borrower or a Lender.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
11.04    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by Administrative Agent. Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non‑appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.06    Resignation of Administrative Agent.
(a)    Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower and subject to Borrower’s approval (such approval not to be unreasonably withheld, delayed or conditioned) so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders, shall have been approved by Borrower (so long as no Event of Default exists and pursuant to the requirements above) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by

Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower and subject to Borrower’s approval (such approval not to be unreasonably withheld, delayed or conditioned) so long as no Event of Default exists, appoint a successor. If no such successor shall have been so appointed by Required Lenders, shall have been approved by Borrower (so long as no Event of Default exists and pursuant to the requirements above) and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.06) . The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
11.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.07 and 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.07 and 12.04.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
11.10    Guaranty Matters. The Lenders irrevocably authorize Administrative Agent, and Administrative Agent hereby agrees for the benefit of the Loan Parties, to release any Subsidiary Guarantor from its obligations under any Subsidiary Guaranty if such Subsidiary Guarantor (a) no longer owns an Unencumbered Property (or no longer holds a direct or indirect interest in any Subsidiary that owns an Unencumbered Property), or (b) otherwise ceases to be required to be a Subsidiary Guarantor pursuant to the terms of this Agreement or the Subsidiary Guaranty. Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 11.10.
Article XII.
Miscellaneous
12.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 6.01 (other than Section 6.01(c)) without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result (on the date of the effectiveness of such amendment) in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;
(e)    change Section 10.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release Parent from the Guaranty provided by Parent, without the written consent of each Lender; or
(h)    release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Sections 11.10 (in which case such release may be made by Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In the event any financial covenants or other material covenants set forth in any Existing Credit Agreement or any amendment, modification, supplement, restatement or replacement thereof, shall be implemented or amended to be more restrictive on the Consolidated Group than the respective covenants set forth in this Agreement, the applicable covenant(s) set forth in this Agreement shall automatically be deemed to be amended to conform to the modified covenant(s) in such Existing Credit Agreement, unless the Required Lenders otherwise agree in their sole discretion.
In the event that there is (x) an approval by the “Required Lenders” (as defined in the Existing Credit Agreements) of the addition of eligible properties to the unencumbered property pool which does not meet one or more of the criteria for inclusion therein set forth in the Existing Credit Agreements, or (y) a proposal in writing to modify, waive or restate, terminate or request a consent or approval with respect to, any provisions in the Existing Credit Agreements in respect of guarantors, unencumbered properties, reporting requirements, representations and warranties, affirmative covenants, negative covenants, financial covenants, changes in GAAP, events of default, and associated definitions (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such modification, restatement or waiver) (each of the foregoing in clauses (x) and (y), a “Proposed Modification”), then (A) any Lender shall be deemed to have automatically approved the Proposed Modification of any provision hereof for purposes of determining if the requisite approvals hereunder have been obtained if such Lender or an affiliate of such Lender approved the Proposed Modification under the Existing Credit Agreements in its capacity as a “Lender” under the Existing Credit Agreements and (B) in the case that the Lenders described in clause (A) above constitute the Required Lenders, then simultaneously with the agreement to or granting of such Proposed Modification under the Existing Credit Agreements, this Agreement shall be deemed modified or restated, or such waiver, consent or approval granted, in a manner consistent with the Proposed Modifications under the Existing Credit Agreements, unless such modification, restatement, waiver, consent or approval requires the consent of each Lender or each Lender directly and adversely affected thereby under the terms hereof. If requested by the Borrower or the Administrative Agent, the Borrower, the Parent, the Administrative Agent and each approving Lender (including any Lender deemed to have approved as described above) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval of this Agreement memorializing such modification, restatement, waiver, consent or approval.
12.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Borrower or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.
12.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Borrower shall pay (i) all reasonable and documented direct, out‑of‑pocket third party expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of a single counsel (and appropriate local counsel) for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented direct, out‑of‑pocket third party expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender; provided that absent a conflict of interest, Borrower shall not be required to pay for more than one (1) counsel (and appropriate local and special counsel)), in connection with the enforcement or protection of the rights (A) in connection with this Agreement and the other Loan Documents, including the rights of Administrative Agent and Lenders under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Loan Parties. Each Loan Party shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, disbursements and other charges of a single counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest, additional counsel in each relevant jurisdiction to the affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any member of the Consolidated Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any member of the Consolidated Group, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to

Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 12.04 and the indemnity provisions of Section 12.02(e) shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
12.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 12.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 12.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.06 and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund with respect to such Lender; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender (to the extent such Lender is not a Defaulting Lender) with a Commitment, an Affiliate of such Lender (to the extent such Lender is not a Defaulting Lender) or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any member of the Consolidated Group, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, any Lender or Borrower hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an

Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (b) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of, and be subject to the obligations in, Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 12.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.07    Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and shall either have a legal obligation or shall agree to keep such information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the prior written consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Parent or any Subsidiary relating to Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
12.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
12.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Unmatured Surviving Obligations) hereunder shall remain unpaid or unsatisfied.
12.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 12.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
12.13    Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrower shall have paid, or caused to be paid, to Administrative Agent the assignment fee specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
12.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. PARENT, BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST PARENT, BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent and Arrangers, and the Lenders are arm’s-length commercial transactions between Borrower , each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent and Arrangers, and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, any Arranger nor any Lender has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, any Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and neither Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent and any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
12.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it.
12.18    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. Borrower shall, and shall cause all other Loan Parties to, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
12.19    Time of the Essence. Time is of the essence of the Loan Documents.
12.20    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
12.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Remainder of page intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

REXFORD INDUSTRIAL REALTY, L.P.,
a Maryland limited partnership

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation,
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

PARENT:

REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation,

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

Signature Page to Credit Agreement

SUBSIDIARY GUARANTORS:

REXFORD INDUSTRIAL - 19402 SUSANA, LLC
REXFORD INDUSTRIAL - 228TH STREET, LLC
REXFORD INDUSTRIAL - 2980 SAN FERNANDO, LLC
REXFORD INDUSTRIAL - 301 N FIGUEROA, LLC
REXFORD INDUSTRIAL - 3233 MISSION OAKS, LLC
REXFORD INDUSTRIAL - 5421 ARGOSY, LLC
REXFORD INDUSTRIAL - 687 EUCALYPTUS, LLC
REXFORD INDUSTRIAL - 8315 HANAN, LLC
REXFORD INDUSTRIAL - 8542 SLAUSON, LLC
REXFORD INDUSTRIAL - 9615 NORWALK, LLC
REXFORD INDUSTRIAL - 1065 WALNUT, LLC
REXFORD INDUSTRIAL - ALTON, LLC
REXFORD INDUSTRIAL - AZUSA CANYON, LLC
REXFORD INDUSTRIAL - FAIRVIEW, LLC
REXFORD INDUSTRIAL - GALE, LLC
REXFORD INDUSTRIAL - HARBOR, LLC
REXFORD INDUSTRIAL - HINDRY, LLC
REXFORD INDUSTRIAL - HOLLAND, LLC
REXFORD INDUSTRIAL - ICON, LLC
REXFORD INDUSTRIAL - IMPERIAL HIGHWAY, LLC
REXFORD INDUSTRIAL - INDUSTRY WAY, LLC
REXFORD INDUSTRIAL - JURUPA, LLC
REXFORD INDUSTRIAL - NELSON, LLC
REXFORD INDUSTRIAL - SAFARI, LLC
REXFORD INDUSTRIAL - SDLAOC
REXFORD INDUSTRIAL - STOWE, LLC
REXFORD INDUSTRIAL - VANOWEN, LLC
REXFORD INDUSTRIAL - WESTERN, LLC
RIF I - MONROVIA, LLC
RIF I - VALLEY BLVD., LLC
RIF II - BLEDSOE AVENUE, LLC
RIF II - CROCKER, LLC
RIF II - EASY STREET, LLC
RIF II - FIRST AMERICAN WAY, LLC

By:	REXFORD INDUSTRIAL REALTY, L.P.
a Maryland limited partnership,
its Sole and Managing Member

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

Signature Page to Credit Agreement

RIF II - LA JOLLA SORRENTO BUSINESS PARK, LLC
RIF II - ORANGETHORPE LLC
RIF II - ORANGETHORPETIC, LLC
RIF II - PIONEER AVENUE, LLC
RIF III - 157TH STREET, LLC
RIF III - ARCHIBALD, LLC
RIF III - AVENUE STANFORD, LLC
RIF III - BROADWAY, LLC
RIF III - EMPIRE LAKES, LLC
RIF III - IMPALA, LLC
RIF III - SANTA FE SPRINGS, LLC
RIF III - YARROW DRIVE, LLC
RIF III - YARROW DRIVE II, LLC
RIF IV - BURBANK, LLC
RIF IV - CENTRAL AVENUE, LLC
RIF IV - CORNERSTONE, LLC
RIF IV - EAST 46TH STREET, LLC
RIF IV - ENFIELD, LLC
RIF IV - GLENDALE, LLC
RIF IV - GRAND, LLC
RIF IV - HARBOR WARNER, LLC
RIF IV - NEWTON, LLC
RIF IV - POINSETTIA, LLC
RIF IV - SAN GABRIEL, LLC
RIF IV - WEST 33RD STREET, LLC
RIF V - 240TH STREET, LLC
RIF V - 3360 SAN FERNANDO, LLC
RIF V - ARROW BUSINESS CENTER, LLC
RIF V - ARROYO, LLC
RIF V - BENSON, LLC
RIF V - CALVERT, LLC
RIF V - CAMPUS AVENUE, LLC
RIF V - DEL NORTE, LLC
RIF V - GGC ALCORN, LLC
RIF V - GLENDALE COMMERCE CENTER, LLC

By:	REXFORD INDUSTRIAL REALTY, L.P.
a Maryland limited partnership,
its Sole and Managing Member

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

Signature Page to Credit Agreement

RIF V - GOLDEN VALLEY, LLC
RIF V - GRAND COMMERCE CENTER, LLC
RIF V - JERSEY, LLC
RIF V - MACARTHUR, LLC
RIF V - NORMANDIE BUSINESS CENTER, LLC
RIF V - ODESSA, LLC
RIF V - PARAMOUNT BUSINESS CENTER, LLC
RIF V - SHOEMAKER INDUSTRIAL PARK, LLC
RIF V - VINEDO, LLC

By:	REXFORD INDUSTRIAL REALTY, L.P.
a Maryland limited partnership,
its Sole and Managing Member

By:	REXFORD INDUSTRIAL REALTY, INC.
a Maryland corporation
its General Partner

By:	/s/ Adeel Khan
Name: Adeel Khan
Title: Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDER:

BRANCH BANKING & TRUST COMPANY

By:	/s/ Ahaz A. Armstrong
Name:	Ahaz A. Armstrong
Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Capital One National Association	$75,000,000	50.000000000%
Branch Banking & Trust Company	$75,000,000	50.000000000%
Total	$150,000,000	100.000000000%

Schedule 2.01

SCHEDULE 7.06

LITIGATION

None.

Schedule 7.06

SCHEDULE 7.09

ENVIRONMENTAL MATTERS

None.

Schedule 7.09

SCHEDULE 7.13

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

Part (a) Subsidiaries

Subsidiary	Ownership Percentage	Owner
Rexford Industrial Realty, L.P.	100% General Partnership Interest	Rexford Industrial Realty, Inc.
Rexford Industrial Realty and Management, Inc.	100% Equity Interest	Rexford Industrial Realty, L.P.
Rexford Business Center -Fullerton, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 19402 Susana, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 228th Street, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 2980 San Fernando, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 301 N Figueroa, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 3233 Mission Oaks, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 5300 Sheila, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 5421 Argosy, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 687 Eucalyptus, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 8315 Hanan, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 8542 Slauson, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - 9615 Norwalk, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Alton, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Azusa Canyon, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Corona Sherborn, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Fairview, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Gale, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Gilbert LaPalma, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Harbor, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Hindry, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Holland, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Icon, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Imperial Highway, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Industry Way, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Jurupa, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Madera Industrial, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Nelson, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Safari, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - SDLAOC, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Stowe, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial - Western, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial -1065 Walnut, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
Rexford Industrial -Vanowen, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF I - Don Julian, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF I - Lewis Road, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF I - Monrovia, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.

Schedule 7.13

RIF I - Oxnard, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF I - Valley Blvd., LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF I - Walnut, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - Bledsoe Avenue, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - Crocker, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - Easy Street, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - First American Way, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - La Jolla Sorrento Business Park, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - Orangethorpe TIC, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - Orangethorpe, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF II - Pioneer Avenue, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - 157th Street, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Archibald, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Avenue Stanford, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Broadway, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Empire Lakes, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Impala, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Irwindale, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Santa Fe Springs, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Yarrow Drive II, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF III - Yarrow Drive, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Burbank, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Central Avenue, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Cornerstone, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - East 46th Street, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Enfield, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Glendale, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Grand, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Harbor Warner, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Newton, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - Poinsettia, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - San Gabriel, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF IV - West 33rd Street, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - 240th Street, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - 3360 San Fernando, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Arrow Business Center, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Arroyo, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Benson, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Calvert, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Campus Avenue, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Del Norte, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - GGC Alcorn, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Glendale Commerce Center, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Golden Valley, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Grand Commerce Center, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Jersey, LLC	100% Membership Interest	RIF V - SPE Manager, LLC

Schedule 7.13

RIF V - MacArthur, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Normandie Business Center, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Odessa, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Paramount Business Center, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Shoemaker Industrial Park, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - SPE Manager, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - SPE Owner, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.
RIF V - Vinedo, LLC	100% Membership Interest	Rexford Industrial Realty, L.P.

Schedule 7.13

Part (b) Other Equity Investments

None.

Schedule 7.13

SCHEDULE 9.02

EXISTING INVESTMENTS

None.

Schedule 9.02

SCHEDULE 12.02

ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:

Rexford Industrial Realty, L.P.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, California 90025
Attention: Adeel Khan
Telephone: (310) 966-3815
Telecopier: (310) 966-1690
Electronic Mail: akhan@rexfordindustrial.com

Taxpayer Identification Number: 46-2024407

GUARANTORS:

c/o Rexford Industrial Realty, Inc.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, California 90025
Attention: Adeel Khan
Telephone: (310) 966-3815
Telecopier: (310) 966-1690
Electronic Mail: akhan@rexfordindustrial.com

PARENT:

Rexford Industrial Realty, Inc.
11620 Wilshire Boulevard, Suite 1000
Los Angeles, California 90025
Attention: Adeel Khan
Telephone: (310) 966-3814
Telecopier: (310) 966-1690
Electronic Mail: akhan@rexfordindustrial.com

Taxpayer Identification Number: 80-0894389

Schedule 12.02

ADMINISTRATIVE AGENT:

Administrative Agent's Office

(for administrative matters):
Capital One, National Association
301 W 11th Street, 4th Floor
Wilmington, DE 19801
Attention: Agency Services
Telephone: 302-574-9200
Telecopier: 888-246-3710
Electronic Mail: Agency@capitalone.com

(for business matters):
Capital One, National Association
REIT Corporate & Investment Banking Group
1680 Capital One Drive, 10th Floor
McLean, VA 22102
Attention: Frederick H. Denecke
Telephone: (703) 720-6760
Telecopier: (703) 720-2026
Electronic Mail: _______________

Schedule 12.02

EXHIBIT A

FORM OF LOAN NOTICE
Date: May ___, 2018

To:    Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement," the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
The undersigned hereby requests (select one):
☐    A Borrowing of Loans
☐    A conversion or continuation of Loans
1.    On ____________, _____ (a Business Day).
2.    In the amount of $___________.
3.    Comprised of [Base Rate Loans] [Eurodollar Rate Loans].
4.    For Eurodollar Rate Loans: with an Interest Period of [[1] [2] [3] [6] months] [fourteen days].
5.    Following are Borrower's instructions for distribution of loan proceeds (appropriate wire instructions, etc.): [
[SIGNATURE PAGE FOLLOWS]

Exhibit A - Page 1

BORROWER:
REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership By: REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation, its General Partner By:______________________________ Name: Title:

Exhibit A - Page 2

EXHIBIT B

FORM OF NOTE
FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to CAPITAL ONE, NATIONAL ASSOCIATION or registered assigns ("Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by Lender to Borrower under that certain Credit Agreement, dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantees of the Guarantors. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Each Loan made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[SIGNATURE PAGE FOLLOWS]

Exhibit B - Page 1

BORROWER:
REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership By: REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation, its General Partner By:______________________________ Name: Title:

Exhibit B - Page 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B - Page 3

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _________________

To:    Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation ("Parent"), the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [_______________________] of Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Parent, for itself and on behalf of Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Parent has delivered the year-end audited financial statements required by Section 8.01(a) of the Agreement for the fiscal year of Parent ended as of the above date, together with the reports and opinions of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Parent has delivered the unaudited financial statements required by Section 8.01(b) of the Agreement for the fiscal quarter of Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by such financial statements.
3.    A review of the activities of the Consolidated Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower, Parent and each other Loan Party performed and observed all of their respective Obligations under the Loan Documents, and

Exhibit C - Page 1

[select one:]
[to the best knowledge of the undersigned, during such fiscal period Borrower, Parent and each other Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The representations and warranties of Borrower, Parent and each other Loan Party contained in Article VII of the Agreement, and any representations and warranties of any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 7.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01 of the Agreement, and shall refer to the Consolidated Group rather than to the predecessor of Parent, including the statements in connection with which this Compliance Certificate is delivered.
5.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
[SIGNATURE PAGE FOLLOWS]

Exhibit C - Page 2

PARENT:
REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation By:____________________________ Name: Title:

Exhibit C - Page 3

For the Quarter/Year ended ________________ ("Statement Date")
SCHEDULE 1
to the Compliance Certificate
($ in 000's)

I.	Section 9.13(a) - Maximum Leverage Ratio.
	A.	Total Indebtedness as of the Statement Date:	$________
	B.	Total Asset Value as of the Statement Date:	$________
	C.	Total Leverage Ratio (Line I.A divided by Line I.B):	________%
		Maximum permitted:	60% [1]

II.	Section 9.13(b) - Maximum Secured Leverage Ratio.
	A.	Total Secured Debt as of the Statement Date:	$________
	B.	Total Asset Value as of the Statement Date:	$________
	C.	Total Secured Leverage Ratio (Line II.A divided by Line II.B):	________%
		Maximum permitted:	45%

III.	Section 9.13(c) - Maximum Secured Recourse Debt.
	A.	Total Secured Recourse Debt as of the Statement Date:	$________
	B.	Total Asset Value as of the Statement Date:	$________
	C.	Total Secured Recourse Debt to Total Asset Value
	(Line IILA divided by Line III.B):		________%
		Maximum permitted:	15%

IV.	Section 9.13(d) - Minimum Tangible Net Worth.
	A.	$760,740,750:	$________
	B.	Net equity proceeds received by Parent after September 30, 2016
(excluding any such proceeds that are received within 90 days before or after any redemption of equity of Parent or
Borrower permitted under the Agreement)
	multiplied by 75%:		$________
	C.	Minimum Tangible Net Worth (Line IV.A plus Line IV.B):	$________
	D.	Tangible Net Worth as of the Statement Date:	$________
	E.	[Excess][Deficiency] for covenant compliance	$________

________________________
1 For the two (2) consecutive quarters following any Significant Acquisition, such ratio may exceed 60%, but it may not exceed 65% and such adjustment for any Significant Acquisition may only occur up to two (2) times during the term of this Agreement.

Exhibit C - Page 4

V.	Section 9.13(e) - Minimum Fixed Charge Coverage Ratio.
	A.	Adjusted EBITDA for the fiscal quarter ending on the
	Statement Date multipled by four (4):		$________
	B.	Fixed Charges for the Calculation Period:	$________
	C.	Fixed Charge Coverage Ratio (Line V.A divided by Line V.B):	____ to 1.0
	Minimum required:		1.50 to 1.0

VI.	Section 9.13(f) - Unencumbered Leverage Ratio.
	A.	Total Unsecured Debt as of the Statement Date:	$________
	B.	Unencumbered Asset Value as of the Statement Date:	$________
	C.	Unencumbered Leverage Ratio (Line VI.A divided by Line VI.B):	_______%
	Maximum permitted:		60% [2]

VII.	Section 9.13(g) - Unencumbered Interest Coverage Ratio.
	A.	Unencumbered NOI for the Calculation Period:	$________
	B.	Unsecured Interest Expense for the Calculation Period:	$________
	C.	Unencumbered Interest Coverage Ratio
	(Line VII.A divided by Line VII.B):		____ to 1.0
		Minimum required:	1.75 to 1.0

________________________
2 For the two (2) consecutive quarters following any Significant Acquisition, such ratio may exceed 60%, but it may not exceed 65% and such adjustment for any Significant Acquisition may only occur up to two (2) times during the term of this Agreement.

Exhibit C - Page 5

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]4 Assignee identified in item 2 below ([the][each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

_____________________
3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
5 Select as appropriate.
6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D-1 - Page 1

1.    Assignor[s]:        _____________________________
_____________________________
2.    Assignee[s]:        _____________________________
_____________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.    Borrower:    Rexford Industrial Realty, L.P., a Maryland limited partnership
4.    Administrative Agent: Capital One, National Association, as administrative agent under the Credit Agreement
5.    Credit Agreement:    Credit Agreement, dated as of May ___, 2018, among Rexford Industrial Realty, L.P., a Maryland limited partnership, Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent
6.    Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Commitment for all Lenders[9]	Amount of Commitment Assigned	Percentage Assigned of Commitment[10]	CUSIP Number
		$__________	$__________	__________%
		$__________	$__________	_________%
		$__________	$__________	_________%

[7.    Trade Date:    __________________] 11
Effective Date:    _____________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

_________________________
7 List each Assignor, as appropriate.
8 List each Assignee, as appropriate.
9 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D-1 - Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR] By: _____________________________ Title: _____________________________

ASSIGNEE:
[NAME OF ASSIGNEE] By: _____________________________ Title: _____________________________

[Consented to and][12] Accepted:
Capital One, National Association, as Administrative Agent By: ___________________________ Title: ___________________________

[Consented to:][13]

BORROWER:
REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership By: REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation, its General Partner By:______________________________ Name: Title:

_______________________________
12 To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit D-1 - Page 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (H) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 8.01(a) or 8.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts)

Exhibit D-1 - Page 4

to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and
Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-1 - Page 5

EXHIBIT D-2
FORM OF ADMINISTRATIVE QUESTIONNAIRE
[Attach]

Exhibit D-2 - Page 1

Confidential [Insert Deal Name]

Administrative Forms

Please complete the below Administrative Questionnaire for your institution and send your completed form via PDF or facsimile with an original to follow to the contacts listed below.

> If you are a foreign lender, please enclose a copy of your appropriate Foreign IRS Form (typically Form W-8BEN or W-ECI) in addition to your SWIFT Code for Patriot Act certification purposes. U.S. lenders should provide their updated W-9 forms.

Please forward the forms listed above to the contacts listed for closing administrative matters, and copy your primary syndications contact:

Operational Closing Matters	Operational Servicing Matters	Syndication Matters
Tom Kornobis	Charles Wambua	Huzna Mohideen
299 Park Ave, 31st Floor	301 West 11th Street, 3rd Floor	299 Park Ave, 31st Floor
New York, NY 10171	Wilmington, DE 19801	New York, NY 10171
Phone: 646-836-5268	Phone: 302-574-9200	Phone: 646-927-5129
Facsimile: 888-246-3710	Facsimile: 888-246-3710	Facsimile: 800-449-6204
SyndicationClosing@capitalone.com	Agency@capitalone.com	SyndicationPortfolioManager@capitalone.com

The Agent's loan payment instructions are as follows:

Fed Wire Payment Instructions	
Bank Name:	Capital One N.A.
ABA/Routing No.:	
Account Name:	
Account Number:	
Reference:	[Insert Deal Name]

We look forward to working with you on this transaction.

Capital One, National Association

Capital One Commercial Banking

Exhibit D-2 - Page 2

Confidential [Insert Deal Name]

Administrative Details Form

It is very important that all of the requested information be completed accurately and that this questionnaire is returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Borrower: [Insert Deal Name]

Legal Name of Lender to appear in documentation: ____________________

Signature Block Information: ____________________

☐ Signing Credit Agreement

☐ Coming in via Assignment

Type of Lender: ____________________

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle or Other)

Taxpayer ID Number: ____________________

Foreign Entity: Yes: ☐ No: ☐

(If yes, please complete and return appropriate FOREIGN IRS Form [usually Form W-8BEN or W-ECI] as well as provide SWIFT Code for Patriot Act certification purposes)

Wire Cut off Time: ____________________

Lender's SWIFT Instructions	
Bank Name:	
SWIFT Code:	
SWIFT Message Type:	
Country of Origin:	
Account Name:	
Account Number:	
Reference:	

Lender's Domestic Wire Instructions	
Bank Name:	
City and State:	
ABA/Routing No.:	
Account Name:	
Account:	
Reference:	

Capital One Commercial Banking

Exhibit D-2 - Page 3

Confidential [Insert Deal Name]

**** CONTACTS LISTED IN THE OPERATIONS SECTION WILL RECEIVE AGENT NOTIFICATIONS FOR DRAWS, PAYMENTS, ROLLOVERS, ETC. ALL OTHER CONTACTS WILL BE ADDED TO THE SYNDTRAK WORKSPACE FOR ONGOING NOTIFICATIONS.**

	Primary Credit Contact	Secondary Credit Contact
Name:		
Title:		
Address:		
Telephone:		
Fax:		
E-mail:		

	Primary Operations Contact	Secondary Operations Contact
Name:		
Title:		
Address:		
Telephone:		
Fax:		
E-mail:		

	Primary Legal Contact	Primary L/C Contact
Name:		
Title:		
Address:		
Telephone:		
Fax:		
E-mail:		

____________________, hereby authorizes Capital One, National Association to rely on the payment instructions contained in this Administrative Details Form.

By:

Title:

Capital One Commercial Banking

Exhibit D-2 - Page 4

Confidential [Insert Deal Name]

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: ***a.) Form W-8BEN*** (*Certificate of Foreign Status of Beneficial Owner*), ***b.) Form W-8ECI*** (*Income Effectively Connected to a U.S. Trade or Business*), or ***c.) Form W-8EXP*** (*Certificate of Foreign Government or Governmental Agency*).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **An original tax form must be submitted.**

II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original ***Form W-8IMY*** (*Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding*) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **Original tax form(s) must be submitted.**

U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return ***Form W-9*** *(Request for Taxpayer Identification Number and Certification)*. **Please be advised that we request that you submit an original Form W-9.**

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

Capital One Commercial Banking

Exhibit D-2 - Page 5

EXHIBIT E

FORM OF UNENCUMBERED PROPERTY REPORT
Financial Statement Date: ______________________

To:    Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation ("Parent"), the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [___________________________] of Parent, and that, as such, he/she is authorized to execute and deliver this Unencumbered Property Report to Administrative Agent on the behalf of Parent, for itself and on behalf of Borrower, and that:
The information relating to the Unencumbered Properties set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________, ____________.
[SIGNATURE PAGE FOLLOWS]

Exhibit E - Page 1

PARENT:
REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation By:___________________________________ Name: Title:

Exhibit E - Page 2

UNENCUMBERED PROPERTY REPORT

SCHEDULE I

PREPARED ON [________________]
FOR
THE PERIOD ENDING [_____________]

Property	Acquisition Date	Purchase Price	Encumbered/ Unencumbered	Occupancy %	Rentable SQFT	NOI from Yardi	NOI Notes	Capitalized Value if owned more than a year	Assets Carried at Acquisition costs	Total Portfolio Valuation	Capitalized Value for unencumbered properties if owned more than a year	Unencumbered Assets Carried at Acquisition Costs	Unencumbered Total Portfolio Valuation

Exhibit E - Page 3

EXHIBIT F-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATES
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8 BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:    _________________________
Name:    ___________________________
Title:    ___________________________

Date:    _______________________, 20___

Exhibit F-1 - Page 1

EXHIBIT F-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8 BEN-E, as applicable. By executing this certificate, the undersigned agrees that (I) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:    _________________________
Name:    ___________________________
Title:    ___________________________

Date:    _______________________, 20___

Exhibit F-2 - Page 1

EXHIBIT F-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8 BEN-E, as applicable, or (H) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8 BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:    _________________________
Name:    ___________________________
Title:    ___________________________

Date:    _______________________, 20___

Exhibit F-3 - Page 1

EXHIBIT F-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of May ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Rexford Industrial Realty, L.P., a Maryland limited partnership ("Borrower"), Rexford Industrial Realty, Inc., a Maryland corporation, the Lenders from time to time party thereto, and Capital One, National Association, as Administrative Agent.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(77)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881 (c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8 BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8 BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:    _________________________
Name:    ___________________________
Title:    ___________________________

Date:    _______________________, 20___

Exhibit F-4 - Page 1